Exhibit 99.1

OPENWAVE ANNOUNCES ACQUISITION OF CILYS

Cilys’ Network Optimization Technology Will Improve the User Experience for Mobile Data Services and is Designed to Generate Capital Expenditure Savings for Mobile Operators

REDWOOD CITY, Calif. - January 10, 2005 — Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, and Cilys, a Canadian wireless telecommunications software infrastructure vendor located in Trois-Rivières and Montreal, today announced they have signed a definitive agreement for Openwave to purchase all outstanding shares of privately held Cilys. Openwave plans to integrate Cilys’ allgo*mobile™ technology, which is currently deployed by an Orange Group subsidiary, into Openwave’s client and server product offerings.

Cilys’ optimization technology, which increases speeds for accessing mobile data services and compresses the amount of data sent over 2.5 and 3G networks, will improve the performance of mass market mobile phones, smart phones, PDAs and portable computers. The Openwave combined product offering will strengthen the company’s position and offerings for mass market phones. As a result of operators deploying this technology, subscribers will experience major speed improvements when browsing, emailing, messaging and downloading content such as email, games, music and ringtones.

“We welcome the Cilys team and technology to Openwave. Cilys’ technology will be an important piece of our client and server solutions to allow wireless operators to deliver and deploy innovative services with the best possible user experience,” said Paul Anderson, vice president and general manager of Openwave’s mobile infrastructure products. “We expect Cilys’ technology will help operators generate capital expenditure savings since the technology compresses the amount of data sent over the network and thereby reduces the need for spectrum and investment in access infrastructure.”

Cilys’ product architecture accelerates any protocol and, consequently, any wireless application running on the wireless data network. Cilys’ allgo*mobile acts at the network core and reduces the impact of network latency on applications and accelerates the data transfer rate for a faster response time and a better user experience.

“Cilys has been pioneering optimization aiming at consumer mobile data services and mass-market devices since its inception. By joining Openwave and their leading position in both handset client software and server technologies such as the Openwave Mobile Access Gateway, we have a perfect match in bringing an innovative product to the market,” said Sven Borgstrom, president and CEO of Cilys. “We look forward to joining the Openwave team.”

“Operators are increasing rollouts of 3G networks and need to launch innovative services to attract and keep subscribers that can generate returns on their 3G investments. This optimization technology will help improve the user experience with less waiting time for the subscriber when accessing data services and will reduce costs for the operator,” said Mark Winther, group vice president of IDC. “The Openwave and Cilys combination will deliver a comprehensive client server offering, which will help operators generate revenue for their services on mass market phones and will ultimately build subscriber loyalty.”

“After evaluating the dominant solutions on the market, we concluded that Cilys allgo*mobile is the most innovative solution available, combining all the elements required by an operator to get the maximum out of the data network. It greatly enhances the user experience of our subscribers, it doesn’t require any configuration from an end-user perspective, it supports the largest number of devices and protocols and it is easy to deploy and maintain,” said Mario Assaad, Core Network and Value-Added Services Director at Orange.

Financial Terms and Schedule

Under the terms of the definitive agreement, Openwave will acquire all outstanding shares of Cilys for a total purchase price of approximately US $10 million. The purchase price will be paid with a mixture of approximately 50 percent cash and 50 percent stock. The transaction is expected to close in the first quarter of 2005 and is subject to customary closing conditions.

About Cilys

Founded in July 2000, Cilys is a Canadian company, privately owned and venture capital funded. Headquarters are located in Trois-Rivières, Quebec, with operations in Montreal, Stockholm and Geneva. Over the course of its first years, the company successfully developed innovative resources conscious optimization technologies, carving out and leading the development of mass-market wireless data optimization. In the fourth quarter of 2003, Cilys brought to market the first network-layer-based wireless optimization technology designed to unlock speed from the IP core of wireless packet data networks. For more information please visit www.cilys.com.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements including Openwave’s expectations plans or prospects. These are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to successfully integrate Cilys and Openwave businesses from an operational and customer perspective; the ability to take Cilys’ business from a mainly research and development phase and initial customer deployments to increased licensing and revenue; (b) the ability to retain key employees in the integrated business; (c) the ability to acquire additional companies and technologies and integrate such acquisitions; (d) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) the ability to successfully partner with other companies; (g) increased global competition; (h) technological changes and developments; and (i) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal year September 30, 2004, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document.

Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For further information:

Contact Openwave Worldwide Public Relations

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